CERTIFICATE OF AMENDMENT OF
                 AMENDED AND RESTATED ARTICLES OF INCORPORATION
                                       OF
                               POWER SPECTRA, INC.



         Gordon H. Smith and Aaron J. Alter hereby certify that:

         1. They are the President and Assistant Secretary, respectively, of Power Spectra, Inc., a California corporation.

         2. Article III of the Articles is hereby amended and restated to read in its entirety as follows:

                  "This corporation is authorized to issue two classes of shares of stock to be designated as "Common Stock" and "Preferred Stock." The total number of shares that this corporation is authorized to issue is sixty million (60,000,000), of which fifty-five million (55,000,000) shall be designated Common Stock and five million (5,000,000) shall be designated Preferred Stock. The Preferred Stock may be issued in series with rights, preferences, privileges, restrictions, designation and number of shares as determined by the board of directors."

         3. The foregoing amendment has been duly approved by the board of directors and the required vote of shareholders in accordance with Sections 902 and 903 of the California Corporations Code. The total number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was more than fifty percent (50%) of the outstanding shares of Common Stock and more than 50% of the outstanding shares of Common Stock and Preferred Stock, voting together on an as-converted to Common Stock basis.

         The undersigned declare under penalty of perjury that the matters set forth in the foregoing certificate are true of their own knowledge.


Sunnyvale, CA                 /s/ Gordon H. Smith
4-3-97                        ------------------------------------
                              Gordon H. Smith, President


                              /s/ Aaron J. Alter
                              ------------------------------------
                              Aaron J. Alter, Assistant Secretary